Exhibit 99

News Release

Vishay Appoints Wayne M. Rogers to Board of Directors

Malvern, PA – August 10, 2006 -- Vishay Intertechnology, Inc. today announced that its Board of Directors has elected Wayne M. Rogers to fill a vacancy on the Board of Directors.

Mr. Rogers, President of investment management firm Wayne M. Rogers & Co., is a renowned investor and a regular expert commentator on Fox News Channel’s business program “Cashin’ In”.  Prior to starting his investment management business, Mr. Rogers was an accomplished actor who appeared in various movies and television programs, including “M*A*S*H”.

Commenting on the appointment, Dr. Felix Zandman, Vishay’s Chairman and Chief Technical and Business Development Officer, said, “We are very pleased that Wayne has accepted our invitation to join the board.  Wayne has an impressive investment management background, and we look forward to his contributions as an independent member of our board.  His addition to the board increases the number of independent directors to seven.”

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 27,000 people. Vishay can be found on the Internet at www.vishay.com.

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